EXHIBIT 99.1



FROM:      BALLY TOTAL FITNESS HOLDING CORPORATION
           8700 West Bryn Mawr Avenue
           Chicago, IL 60631
           www.BallyFitness.com
           Contact:  Dave Southern - Tel. (773) 399-7611
                     Vice President, Public & Investor Relations

           THE MWW GROUP
           Public Relations - Tel. (201) 507-9500
           Contact:  Laurie Terry Fern - Email: lterry@mww.com

- --------------------------------------------------------------------------------

                          BALLY TOTAL FITNESS ANNOUNCES
                             SECOND QUARTER RESULTS

               Operating Income Improves 82% - Earnings Per Share
                           $.34 Versus $.08 a Year Ago

      CHICAGO, IL, August 3, 1999 - Bally Total Fitness Holding Corporation (NYSE: BFT) today announced second quarter 1999 results - with fully diluted earnings per share of $.34 versus $.08 in the prior year and operating income of $21.1 million - an improvement of 82% over the 1998 quarter. Earnings before interest, taxes, depreciation and amortization for the 1999 quarter grew to $33.8 million, a 44% improvement over the 1998 quarter, and the positive trend of growth in operating cash flows continued.

      Commenting on achievement of another strong quarter, Lee Hillman, President and Chief Executive Officer of Bally Total Fitness, said, "Bally continued to demonstrate success and gain momentum as evidenced by the growth in earnings and positive trends in cash flows. By implementing the plan we presented two years ago, we are continuing to invest in programs that achieve results with rapid returns. Our aggressive program of facility upgrades, new product and service offerings and club expansion efforts are demonstrating their value. We have now added 26 new fitness centers during 1999, including our recent acquisition of The Sports Clubs of Canada, a profitable, upscale 10-center group in Toronto. Also, as we had expected, second quarter new member joins grew 9% over prior year levels while seasonal attrition was 5% lower than prior year trends." Mr. Hillman concluded, "A significant driver of our business success, member satisfaction, is improving dramatically, as seen by these trends. And our focus is to make the member experience still better by continuing to execute those initiatives."
                                            # # #

COMPARISON OF THE THREE MONTHS ENDED JUNE 30, 1999 AND 1998

      Operating income for the second quarter of 1999 was $21.1 million compared to $11.6 million in 1998. The increase of $9.5 million (82%) was due to a $28.4 million (16%) increase in revenues partially offset by an $18.0 million (11%) increase in operating costs and an increase in depreciation and amortization of $.9 million (8%). The operating margin before depreciation and amortization increased to 16% from 13% in the prior year period. Operating costs and expenses, excluding the separately discussed provision for doubtful receivables and deferral accounting, increased $11.7 million (9%). This increase was principally to support the revenue growth from new product and service offerings and the incremental cost of operating additional fitness centers. Operating income from new product and service offerings, reported net of development, preopening and startup costs related to such offerings, grew to $3.6 million from $2.2 million in the 1998 quarter on 64% revenue growth to $12.5 million from $7.6 million during the prior year period.

      Net revenues for the second quarter of 1999 were $209.8 million compared to $181.4 million in 1998, an increase of $28.4 million (16%). The weighted average number of fitness centers increased to 336 in the second quarter of 1999 from 319 in the second quarter of 1998, including an increase to a weighted average of 16 from 10 centers operating under the Company's three upscale brands. Net revenue and new membership joins from comparable fitness centers increased 11% and 2%, respectively. Total new membership units sold during the quarter increased 9% over the prior year period while the weighted average selling price of membership contracts sold increased 7%. This increase was almost entirely attributable to the sale of higher margin multi-club membership plans. As a result, membership fees originated increased $15.5 million (14%), consisting of a $17.5 million (17%) increase in financed memberships originated offset, in part, by a planned $2.0 million (27%) decrease in paid-in-full memberships originated. Dues collected increased $8.7 million (19%) from the 1998 quarter, reflecting both continued improvements in member retention and pricing strategies implemented during prior periods.

      Finance charges earned during the second quarter of 1999 increased $3.3 million (27%) compared to the 1998 quarter, due to the growth in size and consistent higher quality of the receivables portfolio. The average interest rate for finance charges to members was substantially unchanged between the periods.

      The provision for doubtful receivables, included in operating costs and expenses, for the second quarter of 1999 was $34.9 million compared to $29.3 million in 1998, an increase of $5.6 million (19%) due to the increase in initial membership fees on financed memberships originated. The total provision rate, inclusive of provisions for cancellations which are reflected in the financial statements as a direct reduction of initial membership fees on financed memberships originated, was 41% of gross financed originations during each of the periods.

      Deferral accounting reduced earnings by $5.4 million for 1999 compared to 1998. This decrease reflects the combined impact of a decrease in revenues of $4.7 million and a $.7 million decrease in the expense offset.

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

      Operating income for the first six months of 1999 was $39.4 million compared to $23.6 million in 1998. The increase of $15.8 million (67%) was due to a $52.6 million (14%) increase in revenues, offset, in part, by an increase in operating costs and expenses of $36.2 million (11%) and an increase in depreciation and amortization of $.5 million (2%). The operating margin before depreciation and amortization increased to 15% from 13% in the prior year period. Operating costs and expenses, excluding the separately discussed items consisting of the provision for doubtful receivables and deferral accounting, increased $22.2 million (8%). This increase was principally to support the revenue growth from new product and service offerings and the incremental cost of operating additional fitness centers. Operating income from new product and service offerings, reported net of development, preopening and startup costs related to such offerings, totaled $7.1 million on revenues of $23.9 million, a substantial increase from the prior year totals of $4.8 million and $14.5 million, respectively.

      Net revenues for 1999 were $418.5 million compared to $365.9 million in 1998, an increase of $52.6 million (14%). The weighted average number of fitness centers during 1999 increased to 332 from 317 during 1998, including an increase to a weighted average of 15 from 8 centers operating under three upscale brands. Net revenue and new member joins from comparable fitness centers increased 10% and 1%, respectively. Total new membership units sold increased 7% over the prior year period while the weighted average selling price of membership contracts sold increased 7%. This increase was almost entirely attributable to the sale of higher margin multi-club membership plans. As a result, membership fees originated increased $25.8 million (11%), consisting of a $31.0 million (14%) increase in financed memberships originated offset, in part, by a planned $5.2 million (30%) decrease in paid-in-full memberships originated. This increase was almost entirely attributable to the sale of higher margin multi-club membership plans. Dues collected increased $17.1 million (17%) from the 1998 period, reflecting both continued improvements in member retention and pricing strategies implemented in prior periods.

      Finance charges earned increased $6.1 million (26%) in 1999 due to the growth in size and consistent higher quality of the receivables portfolio. The average interest rate for finance charges to members was substantially unchanged during the periods.

      The provision for doubtful receivables, included in operating costs and expenses, was $71.7 million in 1999 compared to $61.7 million in 1998, an increase of $10.0 million (16%), due entirely to the increase in initial membership fees on financed memberships originated. The total provision rate, inclusive of provisions for cancellations which are reflected in the financial statements as a direct reduction of initial membership fees on financed memberships originated, was 41% of gross financed originations during each of the two periods.

      Deferral accounting reduced earnings by $11.9 million for 1999 compared to 1998. This decrease reflects the combined impact of a decrease in revenues of $8.0 million and a $3.9 million decrease in the expense offset.

CASH FLOW

      Cash provided by operating activities for the six months of 1999 was $16.5 million compared to a use of $21.2 million in the 1998 period. The period over period improvement of $37.7 million ($21.5 million for the second quarter) principally reflects the continued growth in overall collections from installment contracts receivable and monthly dues. Net installment contracts receivable grew $41.4 million during the six-month period compared to $50.1 million in the 1998 period. Excluding the growth in receivables, cash provided by operating activities improved $29.0 million ($16.3 million in the second quarter) over the 1998 period. Consistent with the Company's plan, during the first six months of 1999, approximately $54 million was invested in property and equipment, including approximately $41 million related to new fitness centers and major upgrades to existing facilities. For the remainder of 1999, a decrease in investment for property and equipment is planned. As of

June 30, 1999, the Company's $90 million revolving credit line was unused except for outstanding letters of credit totaling $6.5 million.

      Bally Total Fitness is the largest, commercial operator of fitness centers in North America, with approximately four million members and 350 facilities located in 27 states and Canada. With more than 120 million annual visits by members to its fitness centers, Bally Total Fitness provides a unique platform for distribution of products and services to active, fitness-conscious adult consumers.
                                      # # #

Forward-looking statements in this release including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; failure of entities that provide goods and services to us to be year 2000 compliant and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                     BALLY TOTAL FITNESS HOLDING CORPORATION

                         CONSOLIDATED OPERATING SUMMARY
                        (In thousands, except share data)
                                  (Unaudited)
                                                     Three months ended June 30
                                                     --------------------------
                                                             1999          1998
                                                     ------------  ------------
Net revenues:
   Membership revenues -
        Initial membership fees on financed
          memberships originated.................    $    118,891  $    101,422
        Initial membership fees on paid-in-full
          memberships originated.................           5,435         7,443
   Dues collected................................          55,354        46,629
   Changes in deferred revenues..................            (839)        3,833
                                                     ------------  ------------
                                                          178,841       159,327

   Finance charges earned........................          15,477        12,184
   Fees and other................................          15,506         9,884
                                                     ------------  ------------
                                                          209,824       181,395
Operating costs and expenses:
  Fitness center operations......................         115,693       104,466
  Member processing and collection centers.......           9,711         9,620
  Advertising....................................          12,106        11,589
  General and administrative.....................           6,203         6,319
  Provision for doubtful receivables.............          34,876        29,306
  Change in deferred membership origination costs          (2,562)       (3,292)
                                                     ------------  ------------
                                                          176,027       158,008

Operating income before depreciation and
  amortization ("EBITDA")........................          33,797        23,387

Depreciation and amortization....................          12,649        11,752
                                                     ------------  ------------

Operating income.................................          21,148        11,635

Interest income..................................             553           720
Interest expense.................................         (12,446)      (10,301)
                                                     ------------  ------------
Income before income taxes.......................           9,255         2,054

Income tax provision.............................            (180)          (50)
                                                     ------------  ------------

Net income.......................................    $      9,075  $      2,004
                                                     ============  ============

Basic earnings per common share..................    $        .39  $        .09
                                                     ============  ============
  Average common shares outstanding..............      23,325,783    22,430,153

Diluted earnings per common share................    $        .34  $        .08
                                                     ============  ============
  Average diluted common shares outstanding
    (includes 3,683,768 and 3,991,437 common
    equivalent shares in 1999 and 1998,
    respectively)................................      27,009,551    26,421,590


                     BALLY TOTAL FITNESS HOLDING CORPORATION

                         CONSOLIDATED OPERATING SUMMARY
                        (In thousands, except share data)
                                  (Unaudited)
                                                       Six months ended June 30
                                                     --------------------------
                                                             1999          1998
                                                     ------------  ------------
Net revenues:
   Membership revenues -
        Initial membership fees on financed
          memberships originated.................    $    245,621  $    214,610
        Initial membership fees on paid-in-full
          memberships originated.................          12,105        17,301
   Dues collected................................         115,322        98,202
   Changes in deferred revenues..................         (14,276)       (6,314)
                                                     ------------  ------------
                                                          358,772       323,799

   Finance charges earned........................          29,460        23,331
   Fees and other................................          30,297        18,800
                                                     ------------  ------------
                                                          418,529       365,930
Operating costs and expenses:
  Fitness center operations......................         228,682       207,588
  Member processing and collection centers.......          20,348        20,258
  Advertising....................................          25,879        25,089
  General and administrative.....................          12,891        12,624
  Provision for doubtful receivables.............          71,691        61,698
  Change in deferred membership origination costs          (5,451)       (9,384)
                                                     ------------  ------------
                                                          354,040       317,873

Operating income before depreciation and
  amortization ("EBITDA")........................          64,489        48,057

Depreciation and amortization....................          25,044        24,495
                                                     ------------  ------------

Operating income.................................          39,445        23,562

Interest income..................................           1,414         1,271
Interest expense.................................         (24,743)      (20,507)
                                                     ------------  ------------
Income before income taxes and cumulative effect
  of a change in accounting principle............          16,116         4,326

Income tax provision.............................            (330)         (250)
                                                     ------------  -------------

Income before cumulative effect of a change in
  accounting principle...........................          15,786         4,076

Cumulative effect of a change in accounting
  principle, net of income tax...................            (262)
                                                     ------------  ------------

Net income.......................................    $     15,524  $      4,076
                                                     ============  ============

Basic earnings per common share:
  Income before cumulative effect of a change in
    accounting principle.........................    $        .68  $        .19
  Cumulative effect of a change in accounting
    principle....................................            (.01)
                                                     ------------  ------------
  Net income per common share....................    $        .67  $        .19
                                                     ============  ============
  Average common shares outstanding..............      23,264,586    21,509,974

Diluted earnings per common share:
  Income before cumulative effect of a change in
    accounting principle.........................    $        .59  $        .16
  Cumulative effect of a change in accounting
    principle....................................            (.01)
                                                     ------------  ------------
  Net income per common share - assuming dilution    $        .58  $        .16
                                                     ============  ============
  Average diluted common shares outstanding
    (includes 3,654,937 and 3,859,706 common
    equivalent shares in 1999 and 1998,
    respectively)................................      26,919,523    25,369,680


                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)
                                   (Unaudited)


                                                           June 30  December 31
                                                              1999         1998
                                                       -----------  -----------

                      ASSETS

Current assets:
  Cash and equivalents..............................    $   13,020   $   64,382
  Installment contracts receivable, net.............       217,234      199,979
  Other current assets..............................        36,155       34,212
                                                        ----------   ----------
    Total current assets............................       266,409      298,573

Installment contracts receivable, net...............       246,278      222,147
Property and equipment, less accumulated
  depreciation and amortization of $361,150
  and $340,702......................................       401,960      361,300
Intangible assets, less accumulated
  amortization of $61,366 and $58,844...............       103,537      101,815
Deferred income taxes...............................        23,808       17,430
Deferred membership origination costs...............       103,727       97,901
Other assets........................................        36,245       29,679
                                                        ----------   ----------
                                                        $1,181,964   $1,128,845
                                                        ==========   ==========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable...................................   $   44,171   $   40,957
  Income taxes payable...............................        2,835        2,608
  Deferred income taxes..............................       25,297       18,919
  Accrued liabilities................................       53,013       48,596
  Current maturities of long-term debt...............        6,989        5,799
  Deferred revenues..................................      292,388      282,806
                                                        ----------   ----------
    Total current liabilities........................      424,693      399,685

Long-term debt, less current maturities..............      487,193      482,199
Other liabilities....................................        6,126        6,226
Deferred revenues....................................       85,481       78,952

Stockholders' equity.................................      178,471      161,783
                                                        ----------   ----------
                                                        $1,181,964   $1,128,845
                                                        ==========   ==========


Note to the Condensed Consolidated Balance Sheet:

INSTALLMENT CONTRACTS RECEIVABLE
                                                           June 30  December 31
                                                              1999         1998
                                                       -----------  -----------

Current:
  Installment contracts receivable...................   $  332,783   $  294,880
    Unearned finance charges.........................      (41,992)     (35,792)
    Allowance for doubtful receivables
      and cancellations..............................      (73,557)     (59,109)
                                                        ----------   ----------
                                                        $  217,234   $  199,979
                                                        ==========   ==========

Long-term:
  Installment contracts receivable...................   $  326,258   $  287,443
    Unearned finance charges.........................      (21,240)     (18,104)
    Allowance for doubtful receivables
      and cancellations..............................      (58,740)     (47,192)
                                                        ----------   ----------
                                                        $  246,278   $  222,147
                                                        ==========   ==========



A summary of the allowance for doubtful receivables and cancellations activity is as follows:


                                       Three months ended      Six months ended
                                                  June 30               June 30
                                     --------------------   -------------------

                                          1999       1998       1999       1998
                                     ---------  ---------   --------  ---------

Balance at beginning of period.....  $ 121,109  $  95,471  $ 106,301  $  80,531
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries.......    (63,710)   (49,950)  (127,517)  (104,717)
Provision for cancellations
  (classified as a direct
   reduction of revenues)..........     40,022     32,709     81,822     70,024
Provision for doubtful
  receivables......................     34,876     29,306     71,691     61,698
                                     ---------  ---------  ---------  ---------

Balance at end of period...........  $ 132,297  $ 107,536  $ 132,297  $ 107,536
                                     =========  =========  =========  =========


                     BALLY TOTAL FITNESS HOLDING CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                       Six months ended June 30
                                                     --------------------------
                                                             1999          1998
                                                     ------------  ------------

Operating:
  Income before cumulative effect of a change in
    accounting principle.........................    $     15,786  $     4,076
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense..          26,603        25,602
    Provision for doubtful receivables...........          71,691        61,698
    Change in operating assets and liabilities...         (97,550)     (112,544)
                                                     ------------   ------------
        Cash provided by (used in) operating
          activities.............................          16,530       (21,168)

Investing:
  Purchases and construction of property and
    equipment....................................         (54,199)      (28,182)
  Acquisitions of businesses and other...........          (7,027)       (2,073)
                                                     ------------   -----------
        Cash used in investing activities........         (61,226)      (30,255)

Financing:
  Debt transactions -
    Redemption of 13% Senior Subordinated Notes
      due 2003...................................         (24,021)
    Repayments of other long-term debt...........          (3,605)       (3,038)
    Debt issuance and refinancing costs..........          (4,225)         (307)
                                                     ------------  ------------
        Cash used in debt transactions...........          (7,830)      (27,366)

  Equity transactions -
    Proceeds from issuance of common stock
      through public offering....................                        82,744
    Proceeds from issuance of common stock under
      stock purchase and options plans...........           1,164           347
                                                     ------------  ------------
        Cash provided by (used in) financing
          activities.............................          (6,666)       55,725
                                                     ------------  ------------

Increase (decrease) in cash and equivalents......         (51,362)        4,302
Cash and equivalents, beginning of period........          64,382        61,679
                                                     ------------  ------------

Cash and equivalents, end of period..............    $     13,020  $     65,981
                                                     ============  ============


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